SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of report (Date of earliest event reported) June 15, 2005

             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS (Exact Name of Registrant as Specified in Its Charter)

                                      Ohio
                 (State or Other Jurisdiction of Incorporation)

       001-06249                                        34-6513657
(Commission File Number)                    (I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts       02114
            (Address of Principal Executive Offices)                  (Zip Code)

                                 (617) 570-4600
              (Registrant's Telephone Number, Including Area Code)

                                       n/a
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFTR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry Into a Material Definitive Agreement.

On June 15, 2005, First Union Real Estate Equity and Mortgage Investments ("First Union") entered into a Securities Purchase Agreement (the "Purchase Agreement"), attached hereto as Exhibit 10.1, providing for the sale of an additional 360,000 shares of its series B-1 Cumulative Convertible Redeemable Preference Shares ("Preferred Shares") to a number of institutional buyers for $9,000,000 in gross proceeds, bringing the total issuance of Series B-1 shares to $100,000,000. The sale of the Preferred Shares was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, and was consummated on June 20, 2005 (the "Closing Date"). On the Closing Date, as required by the Purchase Agreement, First Union entered into an Amended and Restated Investor Rights Agreement (the "Rights Agreement") with the purchasers of the Preferred Shares (the "Investors"), which grants such Investors preemptive rights with respect to future issuances of securities by First Union, a co-investment right enabling them to participate in certain future investments by First Union, tag-along rights, drag-along rights in the event of a sale of substantially all the securities of First Union, and certain other rights. The Rights Agreement is attached hereto as Exhibit 10.3. On the Closing Date, First Union and the Investors also entered into an Amended and Restated Registration Rights Agreement, attached hereto as Exhibit 10.2, which requires First Union to register the resale of the common shares issuable upon conversion of the Preferred Shares within two years of the Closing Date and permits the Investors to participate in certain other registered offerings by the Company.

Steven Mandis, a Trustee of First Union, is Vice Chairman and Chief Investment Officer of Halcyon Structured Opportunities Fund, L.P. ("Halcyon"), one of the Investors.

Item 3.02. Unregistered Sales of Equity Securities

As described above under Item 1.01, First Union issued the additional 360,000 shares of Preferred Shares on June 20, 2005 for gross proceeds of $9,000,000. The sale of the Preferred Shares was effected pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The Amended and Restated Certificate of Designations for the Preferred Shares is attached hereto as Exhibit 4.1. The net proceeds to First Union, after payment of placement fees but before payment of other expenses, was approximately $8.4 million. The shares, as with the previously issued Series B-1 shares, will be entitled to cumulative dividends at a minimum rate of 6.5% and will be convertible into common stock at a conversion price of $4.50, subject to anti-dilution adjustments. If fully converted, the shares would represent approximately 6.2% of the outstanding common stock.

Item 5.03. Amendment to By-laws.

Pursuant to the Purchase Agreement, on June 20, 2005 First Union amended its by-laws to permit certain of the Investors to own Preferred Shares, including the Preferred Shares purchased pursuant to the Purchase Agreement, convertible into more than 9.8% of the common shares. Such Investors are not permitted to exceed the ownership levels attained as a result of the purchase of the Preferred Shares, except in connection with the exercise of preemptive rights provided for in the Rights Agreement and the purchase of common shares as the result of the exercise of rights provided for in the Amended and Restated Certificate of Designations. A copy of the amendment to the by-laws is attached hereto as Exhibit 3.1.

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Item 8.01 Other Events

On June 21, 2005, First Union announced the transaction described in Items 1.01 and 3.02 above. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c)   Exhibits

3.1   Amendment to By-Laws.

4.1 Amended and Restated Certificate of Designations for Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest.

10.1 Securities Purchase Agreement, dated June 15, 2005, between First Union Real Estate Equity and Mortgage Investments, Perrin Holden & Davenport Capital Corp. and the Investors named therein.

10.2 Amended and Restated Registration Rights Agreement, dated June 20, 2005, between First Union Real Estate Equity and Mortgage Investments and the Investors named therein.

10.3 Amended and Restated Investor Rights Agreement, dated June 20, 2005, between First Union Real Estate Equity and Mortgage Investments and the Investors named therein.

99.1  Press Release, dated June 20, 2005.

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of June, 2005.

                                              FIRST UNION REAL ESTATE EQUITY AND
                                              MORTGAGE INVESTMENTS


                                              By: /s/ Peter Braverman
                                                  ------------------------------
                                                  Name:  Peter Braverman
                                                  Title: President